US Foods Holding Corp. 8-K

Exhibit 10.2

May 9, 2022

Mr. Andrew Iacobucci
2211 N. Milwaukee Avenue
#516
Chicago, IL 60647

Dear Andrew:

This letter agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding certain aspects of your appointment as Interim Chief Executive Officer of US Foods Holding Corp. (the “Company”). You and the Company hereby agree to the following modifications to the Amended and Restated Executive Severance Agreement between you and the Company, dated as of February 7, 2021 (the “Executive Severance Agreement”) and certain equity awards granted to you under the US Foods Holding Corp. 2019 Long-Term Incentive Plan (the “Plan”). Capitalized terms used in this Agreement that are not defined herein have the meanings set forth in the Executive Severance Agreement or the Plan, as applicable.

1. Good Reason. You agree that, in the event the Company appoints a permanent Chief Executive Officer other than yourself, the Company may (i) modify your title, duties, responsibilities, authorities and reporting relationships so as to be consistent with or similar to those held by you prior to your appointment as Interim Chief Executive Officer and (ii) modify your annual rate of base salary, annual bonus target percentage and other compensation levels so as to be no less favorable to you than you received prior to such appointment, and, in any such case, such modifications shall not constitute Good Reason.

2. Equity Awards. The Company agrees that, in the event the Company terminates your employment without Cause prior to March 31, 2024, the vesting of (i) your equity awards under the Plan that are scheduled to vest in March 2023 (to the extent then unvested) and (ii) the one-time award of Time-Based Restricted Stock Units, vesting in March 2024, expected to be granted to you in connection with your appointment as Interim Chief Executive Officer, in each case, will accelerate in full immediately prior to such termination

3. Severance. You agree that your severance benefits under the Executive Severance Agreement will be calculated based on your annual base salary rate and target bonus percentage at the time of your termination of employment.

9399 West Higgins Road, Suite 500 | Rosemont, IL 60018 | TEL 847-720-8000 | www.usfoods.com

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

US FOODS HOLDING CORP.:

By:	/s/ David Works
Name: David Works Title: Executive Vice President, Chief Human Resources Officer

ANDREW IACOBUCCI:

/s/ Andrew Iacobucci